Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-204388 of Air Products and Chemicals, Inc. on Form S-8 of our report dated 21 June 2021, relating to the financial statements and supplemental schedule of Air Products and Chemicals, Inc. Retirement Savings Plan, appearing in the Annual Report on Form 11-K of Air Products and Chemicals, Inc. Retirement Savings Plan for the year ended 31 December 2020.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
21 June 2021